Silgan
Holdings Inc.

Exhibit 99.1

SILGAN COMPLETES ACQUISITION OF WEENER PACKAGING

STAMFORD, CT, October 15, 2024 -- Silgan Holdings Inc. (NYSE: SLGN), a leading supplier of sustainable rigid packaging solutions for the world's essential consumer goods products, announced today that it has completed its acquisition of Weener Plastics Holdings B.V., a leading producer of differentiated dispensing solutions for personal care, food and healthcare products. Weener operates a global network of 19 facilities predominantly in Europe and the Americas, with approximately 4,000 employees and proprietary manufacturing technologies including significant clean room capabilities.

The Company funded the purchase price for this acquisition and related costs and expenses through term and revolving loan borrowings under its senior secured credit facility, including a €700 million incremental term loan. Silgan expects to realize operational cost synergies related to the acquisition of approximately €20 million within 18 months. The transaction is expected to be slightly accretive to adjusted earnings per share in 2024, with approximately 10% accretion once fully integrated and with synergies achieved.

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Silgan is a leading supplier of sustainable rigid packaging solutions for the world's essential consumer goods products with annual net sales of approximately $6.0 billion in 2023. Silgan operates 124 manufacturing facilities in North and South America, Europe and Asia. The Company is a leading worldwide supplier of dispensing and specialty closures for fragrance and beauty, food, beverage, personal and health care, home care and lawn and garden products. The Company is also a leading supplier of metal containers in North America and Europe for pet and human food and general line products. In addition, the Company is a leading supplier of custom containers for shelf-stable food and personal care products in North America.

Contact:
Alexander Hutter
Vice President, Investor Relations
AHutter@silgan.com
203-406-3187